Exhibit (a)(1)(D)

WINN-DIXIE STORES, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This exchange offer and the withdrawal rights will expire at

11:59 p.m., Eastern Time, on December 8, 2009 (the “Expiration Date”), unless extended.

INSTRUCTIONS TO NOTICE OF WITHDRAWAL

If you previously elected to accept the offer by Winn-Dixie to exchange your outstanding Eligible Option Grants for New Option Grants, subject to the terms and conditions set forth in the exchange offer, dated November 9, 2009, and you would like to change your election and withdraw the tender of your Eligible Option Grants, you must complete and sign the attached Notice of Withdrawal and return it to Winn-Dixie so that we receive it before the Expiration Date, which we expect will be 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if we extend the offer).

Once the Notice of Withdrawal is signed and complete, please return it to Winn-Dixie by one of the following means:

By Mail or Courier:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Teri Podsiadlik

By Facsimile:

Winn-Dixie Stores, Inc.

Attention: Teri Podsiadlik

Facsimile: (904) 783-5558

By Hand:

Attention: Teri Podsiadlik

By Email (by PDF or similar imaged document file):

TeriPodsiadlik@winn-dixie.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Option Grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, your previously tendered Eligible Option Grants will be cancelled and exchanged pursuant to the exchange offer. You may not withdraw your election with respect to only a portion of your Eligible Option Grants. If you elect to withdraw your tendered Eligible Option Grants, you must reject the exchange offer with respect to all your Eligible Option Grants.

If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Notice of Withdrawal and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the Expiration Date, which we expect will be 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if we extend the offer), please contact Teri Podsiadlik, by hand, by facsimile to (904) 783-5558, by regular or overnight mail to Winn-Dixie, Attention: Teri Podsiadlik, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, or by e-mail to TeriPodsiadlik@winn-dixie.com

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTION GRANTS.

NOTICE OF WITHDRAWAL

To:	Winn-Dixie Stores, Inc.

Attention: Teri Podsiadlik

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Facsimile: (904) 783-5558

Email: TeriPodsiadlik@winn-dixie.com

I previously received a copy of the exchange offer, dated November 9, 2009, and the Election Form. I signed and returned the Election Form, in which I elected to tender all of my Eligible Option Grants.

I understand that, by signing this Notice of Withdrawal and delivering it to Winn-Dixie, I withdraw my acceptance of the exchange offer and reject the exchange offer with respect to all of my Eligible Option Grants. By rejecting the exchange offer, I understand that I will not receive any New Option Grants in exchange for my Eligible Option Grants and I will retain those Eligible Option Grants with their existing term, exercise price, vesting schedule, and other terms and conditions. I agree that Winn-Dixie has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of my Eligible Option Grants is at my own discretion. I agree that Winn-Dixie will not be liable for any costs, taxes, losses, or damages I may incur as a result of my decision to withdraw my Eligible Option Grants. I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the Eligible Option Grants or New Option Grants, or my spouse or registered domestic partner has consented to and agreed to be bound by this Notice of Withdrawal.

LA RESIDENTS ONLY: I hereby represent and warrant that either I am not married and do not have a registered domestic partner, or my spouse or registered domestic partner, as evidenced by his or her following signature, either (a) has no community or other marital property rights in the Eligible Option Grants or New Option Grants or (b) consents to and agrees to be bound by this Notice of Withdrawal: (spouse/partner signature)                                                             .

I elect to withdraw all of my Eligible Option Grants that I previously chose to exchange pursuant to the exchange offer. Therefore, I have completed and signed this Notice of Withdrawal.

Date:
Signature of Eligible Optionholder

Print Name of Eligible Optionholder: